EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated May 6, 2026, relating to the consolidated financial statements of Epilog Imagining Systems, Inc. as of and for the year ended December 31, 2025 and 2024.  We also consent to the reference to us in the “Experts” section of the Offering Circular.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

October 20, 2026